As filed with the Securities and Exchange Commission on August , 2001.


                                                     Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                              AUTOCARBON.COM, INC.
                 (Name of Small Business Issuer in its Charter)

            Delaware                       XXXX                33-0976805
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  James Miller
                                    President
                               136-m Tenth Street
                                Ramona, CA 92065
                                 (619) 303-7356

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                          Telephone No.: (631) 737-8381
                          Facsimile No.: (631) 737-8382

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee
================================================================================

                               Proposed        Proposed             Amount
Title              Amount      Maximum         Maximum              of
of Securities      to be       Offering Price  Aggregate            Registration
To be Registered   Registered  Per Share (1)   Offering Price (1)   Fee
----------------   ----------  --------------  ------------------   ------------
Common Stock, (2)  3,056,600     $1.00           $3,056,600           $806.95
Par value $.0001
Per share


(1)      Estimated  pursuant to Rule  457(c)  under the  Securities  Act of 1933 solely for the purpose of computing the amount of the registration fee. (2) Includes 2,102,200 shares of common stock and 954,400 shares of common stock issuable upon conversion of certain common stock purchase warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


        Preliminary Prospectus Subject to Completion dated August    , 2001

                              Autocarbon.com, Inc.

                        3,056,600 shares of common stock
                    ----------------------------------------

         o This is an offering of 3,056,600 shares of our common stock by stockholders of Autocarbon.com, Inc.

         o The selling stockholders will receive all of the proceeds from the sale of 3,056,600 of their shares, less any commissions or discounts paid to brokers or other agents. We will not receive any of the proceeds from the sale of these shares. We may, however, receive up to $238,600 in proceeds from the exercise by certain selling stockholders of warrants to purchase up to an aggregate of 954,400 shares of our common stock. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part.

         o The selling stockholders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.

MARKET FOR THE SHARES

No market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    ----------------------------------------

              The date of this prospectus is August    , 2001


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary....................................................................    4
The Offering...............................................................    4
Summary Financial..........................................................    8
Risk Factors...............................................................    8
Use of Proceeds............................................................   13
Determination of Offering Price............................................   14
Management's Discussion and Analysis or Plan of Operation..................   14
Business...................................................................   19
Management.................................................................   23
Certain Relationships and Related Transactions.............................   27
Principal Stockholders.....................................................   28
Offering by Selling Securityholders........................................   28
Description of Securities..................................................   30
Plan of Distribution.......................................................   31
Legal Proceedings..........................................................   33
Delaware Business Combination Provisions...................................   33
Indemnification of Directors and Officers..................................   34
Where You Can Find More Information........................................   34
Transfer Agent.............................................................   35
Interest of Named Experts and Counsel......................................   35
Legal Matters..............................................................   35
Experts....................................................................   35


                               PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.


                                ABOUT OUR COMPANY

Autocarbon.com is engaged in the sale and marketing of aftermarket carbon fiber and composite wheels for sale to the drivers that desire to upgrade the look of their vehicles.

Today's automobile industry offers a myriad of accessories that enhance the appearance and performance of a vehicle. This is particularly evident in the SUV/truck and high performance car segments. Some industry analysts claim that the average spent to "individualize" an SUV or truck is approximately $3,000-$5,000, roughly twice the average amount spent on a passenger car.

The single most effective accessory that can individualize a vehicle is a new set of wheels or rims-- (mags), as formerly called. Combined with a set of high performance tires, a package like this allows the owner of the vehicle, to express himself or herself uniquely and enhance the vehicle's performance, handling, and safety.

Freedom of expression is part of the American way and our cars are our toys. Our government even accepts this with a great deal of latitude, versus our European counterparts. Many people say that the vehicle a person drives is an extension of his personality, ego, etc. This is particularly evident in California and to a slightly lesser degree, throughout America. Our choices reflect certain considerations--I call them the five S's--style, status, sophistication, success, and of course, sex. The automobile accessory market strives to touch our "hot buttons" to purchase their products--wheels are the "in thing" and bigger is better!

Today, more than ever, wheel styles abound by the hundreds. There are styles that reflect sophistication to styles that are trendy. A multitude of styles and sizes exist at a broad range of prices. These wheels are made throughout the world, from the USA to Mexico, Brazil, Africa, China, India, Japan, Europe, etc., with a distinct variance in quality.

Wheels come in a variety of styles and are made out of different materials. There are one-piece and modular (two- or three-piece) wheels. A majority of wheels are made of steel, but aluminum alloy wheels almost comprise an equal share. Soon, we will see wheels made of composite materials. The growing trend is toward alloy wheels in that they offer weight savings, which translate into better mileage and better handling. There is a difference in the alloy content (based on quality) and the two- and three-piece modular designs, in some cases, are lighter and stronger, due to materials like aluminum and titanium being combined. Some of these modular wheels also have forged centers and there are a few one-piece forged wheels in the market. Forged wheels are naturally stronger. Billet wheels are wheels that are spun and individually made out of aluminum, are strong, but represent only a small segment of the wheel industry. Magnesium wheels are very lightweight and represent an even smaller market share.

Wheels also are made with different finishes. The most common is a silver clearcoat paint finish in varying shades. Some wheels are machined on the face, others are polished, and then there is the chrome plating process, on either steel or alloy wheels. The next hot and desirable wheel will be the Carbon wheel from AUTOCARBON.COM

Most wheel choices today are based on style and price--not quality? The quality issue, in the sale of wheels, is without a doubt the most overlooked issue in the consideration of making a wheel purchase. Perhaps the general feeling is that if a store sells it and it's round with the proper styling and at the appropriate price then it must be safe. This is wrong. A major point to remember is that in the U.S. marketplace there are virtually no safety requirements placed on aftermarket wheels! Wheels can be made virtually anywhere, sold at any price, and not be subjected to any government safety scrutiny like in Europe, which has the TUV agency. BS and ISO 9000 standards. Consequently, the U.S. aftermarket industry is being inundated with wheels, BUT--are they safe for your vehicle and its inhabitants? After all--your life is dependent on the wheels and tires you drive on.

Take, for instance, a recent scientific, independent alloy wheel test conducted by the German TUV organization--the watchdog of the German automotive industry. This scientific test subjected 15 major wheel manufacturers' wheels to extensive tests for rim strength, paint durability (corrosion), durability, and alloy content (x-ray exams). This test clearly confirmed that for manufacturers, like Ronal, BBS, OZ, Antera, Borbet, Fondmetal, Rial, and others. This test indicated that some wheels actually broke or cracked when scientifically tested. Quality, therefore, should be a priority when making a wheel choice.

When making a wheel choice, most people choose to upgrade with a wheel/tire package that is usually one or two inches larger in diameter, i.e.: going from a 15" wheel/tire package to a 16" or 17" package. Generally, the overall rolling diameter remains the same so that it does not affect ABS brake systems or the odometer, but the vehicle will have a wider track and perform better. This is accomplished by lowering the profile height of the tire and increasing its width. An example would be to take a 195/65R15 tire with a rolling diameter of 25.04", and increase to a 17" package, i.e.: 225/45R17 with a rolling diameter of 24.98". This would add approximately 1 1/2" more rubber on the road per tire, creating a more responsive and stable ride. Also, with advances in tire technology, major companies like Pirelli, Michelin, Dunlop, etc., provide tires that maintain a very comfortable ride in this type of scenario. An additional point to consider, especially in regards to the truck and SUV marketplace, is stability. Many people are choosing to upgrade these vehicles from their stock 15" or 16" tires to 17"-20" sizes. Many of these vehicles are "top heavy" and customers have found that the stability and handling is greatly increased by opting for 17" or greater wheel and tire packages. An important point here is that the wheels and tires should be matched to meet the load rating of the vehicle!

In choosing a wheel/tire package, fitment is key. The wheels should have the proper bolt pattern, offset (or backspacing), clear all aspects of the mounting surface (brake calipers, protrusions, etc.), be hubcentric (centerbore of the wheel exact to the hub on the mounting surface), and new lug nuts/bolts should be provided by the wheel manufacturer.

A major point in wheel fitment that causes confusion is the term "offset" (or backspacing), from the OEM wheel to an upgrade in size. Simply put, this term means how far in or out the wheels sit when mounted! When upgrading in size, one can change the track of the vehicle slightly to the outside--but within the fenderwell--to achieve a better look and increase handling capability by providing a slightly wider track. Care must be taken not to be too excessive, in that it will stress the bearings and suspension components.

"Hubcentric" is another term that is often not mentioned or is misunderstood. A hubcentric wheel is a wheel designed with a centerbore opening to match the exact diameter of the hub of a specific vehicle. The importance is that the weight bearing of the wheel, in reference to the vehicle, is accomplished by the hub and centerbore mating to an exact fit. The lug nuts/bolts' only purpose is to affix the wheel to the mounting surface, not to bear the weight of the vehicle. Often wheels that are not hubcentric create driveability problems--shimmy, vibration, and erratic tracking. Many quality manufacturers design their wheels to be versatile by providing hubcentric centering rings that snap into place inside the wheel, to make the wheel hubcentric. This is an important safety issue--hubcentricity is highly recommended.

The bolt pattern of a vehicle is simply the number of bolts in a diameter that affix a wheel to a car. These come in a number of diameters ranging in 3-, 4-, 5-, 6-, 7-, and 8-lug configurations and are vehicle specific. It is also important to use the proper lug nuts/bolts when mounting wheels. Most quality manufacturers provide the necessary and correct lug nuts or bolts for each specific vehicle. It is recommended that a minimum of seven turns be accomplished when wheels are secured and that a periodic check is made that they are torqued accordingly. A recent recall by Ford on its F150/Expedition models where wheels fell off due to lug nuts loosening, is a prime example to consider in periodic lug nut torquing.

A precaution to take is that once the wheels and tires are mounted and balanced, the wheels should be turned, full radius, to check for clearance. A final drive test, with a full vehicle load should also be taken to ensure that there is no rubbing.

Another recommendation is that a complete four-wheel alignment should be performed when the wheels have been mounted. This will provide a correct track for your vehicle with its unique, enhanced look and, more importantly, its increased, safer, handling performance.

A final point to consider is regarding tire pressures when "up sizing." When upgrading to a plus one or plus two sizing, the width of the tire becomes wider but the height of the sidewall becomes lower. This low profile height naturally requires a higher air pressure than the normal size. The vehicle is riding on a pocket of air that is supported by the strength of the tire. Therefore, it is important to increase the tire pressure to prevent damage to the rims and tires, yet also increase performance and handling.

We at Autocarbon are presently developing an e commerce based Internet portal that will allow it to sell the Autocarbon brand product line directly to vendors with a B2B (secure web site access for Trade customers only) Web site. In addition the company will operate an affiliate program providing B2C (secure web site for general public access) Web sales without access to Autocarbon retail vending outlets. These B2C direct sales will not reflect any price reduction for direct sales from RRP. This is to maintain a universal vendor and direct sales pricing structure. This will not conflict with vendor sales and offer direct sales to consumers who are outside our vendor catchment areas. This will also give consumers the choice of buying direct and getting corporate service with their purchase, if they are dissatisfied with the service from a vendor. In the short term direct sales will be mainly from our Web site until a wider vendor network is established. A significant internet and multimedia marketing campaign will be launched to gain Brand awareness and give a high exposure to the company and kick start the various Marketing and sales tools that we will employ. B2B sales are expected to constitute 25% of sales by FY2002. B2C sales are expected to be 30% of sales and other innovative methods will make up the balance.

Because of the unique nature of our products which are perceived to be both exotic and expensive, our natural target market in which to introduce our BRAND will initially be the high end performance car market, and specialist track and off road vehicles. Where performance and image are of equal importance. We have identified an opportunity for retailers and OEMs to sell through to previous customer base with a desirable upgrade. Because of the ability to produce high volume structural components, our base product will have a universal appeal (Aerospace, Military, and Marine) However we believe that the most profitable opportunities are in the automotive area at the moment.

                          How our company is organized

We were incorporated in the State of Delaware on June 26, 2001

                              Where you can find us

We are located at 136-m Tenth Street, Ramona, California 92065. Our telephone number is (619)303-7356.


                                  The Offering

Shares offered by the Selling Shareholders:          3,056,600 shares (1)

         (1) Includes: (i) 2,000,000 shares of Common Stock issued to Founders of the Corporation, 102,200 shares of Common Stock issued Subscribers pursuant to the Subscription Agreements; and (ii) 954,400 shares of Common Stock reserved for issuance pursuant to Warrants.

Shares Outstanding as of August 15, 2001:           10,102,200 shares

Shares Outstanding Assuming Exercise of All
                  Outstanding Warrants:             12,829,400 shares

Use of Proceeds - Autocarbon.com, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders. However, Autocarboncom, Inc. may receive up to $681,800.00 from exercise of the Warrants, which will be used for working capital.

Our Trading Symbol - The Common Stock of Autocarbon.com, Inc. does not have a trading market at this time.

                          Summary Financial Information

                                                  6/30/2001       7/31/2001
                                                 ----------      ----------
Balance Sheet Data:
Total Assets                                     $        0      $   15,200
Total Liabilities                                         0               0
Total Stockholders' Equity                                0          15,200

Statement of Operations:
Revenues                                                  0               0
Expenses                                                  0          27,750
Income (Loss) from Operations                             0               0
Net Income (Loss)                                         0         (27,750)
Income (Loss) Per Share                                (.00)            nil
Shares Used In Computing Net Income (Loss)                0      10,064,200
  Per Share


                                  RISK FACTORS

         An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk Factors Related to Autocarbon.com, Inc.'s Operations

We May Continue to Lose Money, and If We Do Not Achieve Profitability, We May Not Be Able to Continue Our Business.

         Through July 31, 2001, we have generated no revenues from operations, have incurred substantial expenses and have sustained losses.

         In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our planned expansion. Since we have not yet completed developing our website and we have no operating history of marketing our services to the public, our business may never generate sufficient revenues to meet our expenses or achieve profitability. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

         We are investing time and resources in new and untested business initiatives that might not materialize to commercial viability. As a result, we might incur substantially more expenses than income and might not have enough resources to fund growth objective that may be commercially more viable.

         We expect to have quarter-to-quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including regulatory actions, market acceptance of our products and services, new product and service introductions, and competition.

We are Dependent on Our Key Personnel and If We Lose Those Personnel, Our Business Would Fail.

         Our future success depends, in significant part, upon the continued service of our senior management. The loss of any of these individuals, particularly in the early stages of our operations, would hurt our business. We do not maintain key man life insurance covering any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number of such individuals. If we are unable to hire and retain personnel in key positions, our business would fail.


Some Of Our Competitors May Be Able To Use Their Financial Strength To Dominate The Market, Which May Affect Our Ability to Generate Revenues.

         Some of our competitors are much larger companies than us and which are very well capitalized and can tap their strong market values for further growth which may impede our ability to generate enough sales to cover the costs of marketing the products.


We Will Need Additional Capital to Finance Our Business Plan and Such Financing May Be Unavailable or Too Costly.

         Our ability to research and develop the core technologies we are planning to utilize is dependant on our ability to secure financing and allocate sufficient funds required to support our marketing activity. Additional financing may not be available on favorable terms or even at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our ability to raise additional funds may diminish if the public equity markets become less supportive of the industry.

Risks Related to Offering

Management Beneficially Owns over 91% of Our Common Stock and Their Interest Could Conflict With Yours.

         Our directors and executive officers and other founders beneficially own approximately 91.8% of our outstanding common stock. As a result, the directors and executive officers collectively are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control which may be to the benefit of the directors and executive officers but not in the interest of the shareholders.


Warrants May Never Be Exercised, In Which Case, We Will Be Unable to Raise Additional Funds Through Exercise of Warrants.

         No one is likely to exercise their Warrants unless a market develops for our Common Stock in excess of the exercise prices of the Warrants. The average exercise price for the warrants is $0.25. To date, there is no market for the Common Stock or Warrants. In the event Warrants are not exercised, we will not receive the additional proceeds of up to $220,300 from exercise of those Warrants.

Future Sales of Common Stock by Our Existing Stockholders Could Adversely Affect Our Stock Price.

         As of the date of the filing, Autocarbon.com, Inc. has 10,102,200 outstanding shares of Common Stock, not including 954,400 of Common Stock issuable upon exercise of the Warrants. Out of the 10,102,200 shares outstanding 2,102,200 are being registered with this offering. The remaining 8,000,000 shares of common stocks, which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a material negative effect on the market price of our Common Stock. This problem would be exacerbated if we issue Common Stock in exchange for equipment and services.


Our Directors Have Limited Liability and Therefore Cannot be Held Liable for Monetary Damages.

         Under our Certificate of Incorporation, the directors cannot be held liable to Autocarbon.com, Inc. or to the stockholders for monetary damages for breach of fiduciary duties except under certain limited circumstances.


We May Not Be Able to Obtain a Trading Market for Your Shares.

         Trading in our Common Stock, if any, is intended to be conducted on the OTC Bulletin Board or the NASDAQ SmallCap Market, after we obtain a listing, if ever. Because we may not be able to obtain or maintain a listing on the NASDAQ SmallCap or the OTC Bulletin Board, your shares may be difficult or impossible to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of Autocarbon.com, Inc. may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

We May Be Unable to Sell Stock in Some States Due to Blue Sky Regulations, which may limit your ability to Sell Shares after it begins trading.

         In order for our Common Stock to be resold, it must be registered with the individual states. Thus stock registrations in various states may not be approved. If a registration is not approved, it will be more difficult for you to sell your stock.


Broker-Dealers May Be Unable to Sell Our Stock.

         If our Common Stock is not listed on the NASDAQ SmallCap Market and/or any stock exchange, it may become subject to rules that impose sales practice requirements on broker-dealers. Consequently, the rule may affect the ability of broker-dealers to sell your stock.

We Require Additional Funds to Achieve Our Current Business Strategy, Which We May Not be Able to Obtain.

We need to raise additional funds through public or private debt or sale of equity to develop and establish our marketing program and establish our website. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

         This Prospectus contains forward-looking statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. Autocarbon.com, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating Autocarbon.com, Inc. and our business before purchasing the Common Stock offered by this Prospectus.



                                 USE OF PROCEEDS

         As of August 15, 2000 we have in approximately $50,000 in cash. The following represents our best estimate as to how the proceeds will be expended. Autocarbon.com, Inc. reserves the right to redirect any portion of the funds either amongst the items referred to below or to such other projects of Autocarbon.com, Inc. as management considers being in the best interest of Autocarbon.com, Inc.

         From inception and during the next twelve months, we expect to spend an estimated total of $150,000 as follows:

         (i) $50,000 for general & administration expenses. This includes the cost of professionals, as well as the expenses required to file the necessary documents with the SEC and NASD.
         (ii) $100,000 for marketing and other related operations, including the costs of operating the sales and marketing staff and salaries.

         Autocarbon.com, Inc. will not receive any of the proceeds from the sale of shares by the Selling Shareholders. However, we may receive up to $238,600.00 only if the Warrants are exercised at an exercise price of $0.25 per Warrant. There is no assurance that the Warrants will be exercised and that any proceeds may be received from these Warrants.

         Should we succeed in raising funds through the exercise of Warrants, we plan to utilize a substantial portion of the funds raised for acquisitions, and our activities in the broadband Internet communications sector.

         We believe we have sufficient funds available to operate for next twelve months, even without raising additional funds.

                         DETERMINATION OF OFFERING PRICE

         The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.

         Number of Holders - As of August 15, 2001, there were approximately 38 record holders of common stock and/or warrants.

DIVIDENDS

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

         We are a development stage company in the process of developing a marketing plan for after market advanced wheel sales and sales via Internet access. The products and services that we intend to offer are described in the "Business" description. We have generated no revenues to date.

SALES OPP0RTUNITIES

AUTOCARBON products are perceived by the public as being exotic and expensive and only hitherto used for high performance military jets, racing cars and space programs. This allows us to keep a good margin of profit and initially supply the higher end customer with the much sought after products. Much of the unknown qualities of composite materials have now been understood and accepted and people are hungry to try out these new materials themselves. The opportunities for selling this type of product are great and we are positioning ourselves to exploit them.

SALES STRUCTURE

Sales will be obtained through a multi media model.

1)       Direct sales through an efficient e-commerce internet portal
2)       National representatives and dealers(Wholesale, with B2B web portal)
3)       Sales staff dedicated to OEM and new projects.(linked to B2B portal)
4) Sales via on the road show trailer, wholesale and retail.( All linked to web)
5)       Multimedia marketing campaign


PENDING SALES

Presently AUTOCARBON has attracted much interest and below is listed pending sales that will be processed when the company has begun operating.

          Sales                   GBL        #VALUE!
   projections.




         MORGAN            UNIT PRICE     PO.QTY                                LTR INT QTY

   EXH SYS TEST                                       (pound)4,000.00
        TOOLING                                       (pound)9,000.00

       EXHSYS A          (pound)71.00      200       (pound)14,200.00                 400             28,400
       EXHSYS B          (pound)63.00      200       (pound)12,600.00                 400             25,200
       EXHSYS C         (pound)280.00      200       (pound)56,000.00                 400            112,000
       EXHSYS D          (pound)83.00      200       (pound)16,600.00                 400             33,200
       EXHSYS E         (pound)350.00      200       (pound)70,000.00                 400            140,000

    EXH TOT             (pound)847.00               (pound)182,400.00                         (pound)364,800.00
          MINUS         (pound)567.00               (pound)126,400.00                         (pound)252,800.00
       OPTION C

    TOOLING                                          (pound)14,000.00
                        (pound)593.00      400      (pound)237,200.00                 800     (pound)474,400.00
         WHEELS

    WHEEL TOTAL                                     (pound)251,200.00


          WINGS         (pound)375.00      400      (pound)150,000.00                 800     (pound)300,000.00

        TOOLING                                       (pound)9,000.00

TOT       WINGS                                     (pound)159,000.00


HARD TOP                (pound)676.00      100       (pound)67,600.00                 200     (pound)135,000.00
        TOOLING                                       (pound)6,000.00

TOTALS       MINUS                                  (pound)609,800.00                       (pound)1,162,200.00
          OPTION C

MORGAN                                                   $ 884,210.00                             $1,684,900.00


Lenco Transmissions
$ 2,400,000

RX3 Australia
$   643,000


TOTAL PENDING OEM ORDERS
$ 4,727,900.00

Possible contracts in discussion

Aston Martin      $ 1,413,750
Morgan            $   246,000
Saleen
Shelby
Lear Jet

At a cost of a few thousand dollars only and a few phone calls we have managed to get substantial interest over a three month period. If this is any indication of the demand then a full on marketing campaign is going to open the flood gates in sales. We will have to structure our business as discussed earlier to consolidate and prepare ourselves during the first 12 months so as to be able to deal effectively with the sales volume expected.

These orders represent a modest example of the market and are indicative of the potential scale of business available to us.

YEAR 1
Autocarbon will set up and consolidate its operating procedures and thoroughly test and adjust its systems, both on the WEB, Marketing, Sales and Distribution. The first product line will be developed and an extensive marketing campaign will generate exposure and build the Brand awareness. Autocarbon will concentrate on two markets only,

USA and EUROPE.
Autocarbon will secure its sales and marketing base by acquisition and penetrate the custom wheel market with our CARBON wheels. We will supply our OEM accounts and project that our FY1 will achieve a $4m minimum.

YEAR 2
Autocarbon will aggressively market and sell its Carbon wheels and other products developed in YR1. Structural suspension parts, brake components and others. The OEM market will be targeted and previous relationships will be enlarged to develop and produce aftermarket and production parts. The groundwork from FY1 will make this a busy year with projected income at $25m.

YEAR 3
Autocarbon will continue in its expansion and consolidate its position in the markets; gain strategic partnerships and distribution agreements that will ensure steady growth and embedded presence. New products and OEM partnerships will swell the income t o a projected $50m. Our broadband multimedia preparedness should now be showing benefits and direct sales will be rising as we penetrate the general market place.

It is AUTOCARBONS objective to reach $50m in 3 years and remain highly profitable. Autocarbon will finance growth primarily from profits and stock sales. We are aiming at being the industry leaders, in Composite after market sales and OEM first call for production components. Our technology and proprietary techniques will be applied in the area of Composite structural body technology. As well as structural suspension and modular component supply to assembly lines. Our expertise will allow us to penetrate Marine and Aerospace markets to further strengthen our customer base.

RISKS.

While AUTOCARBON is confident of its ability to perform in the market place, there is a risk from Industry slowdown or global financial crisis. All out of control of the company, however with our advance financial planning for possible events such as these we feel that we are in a good position to ride those possible scenarios. Our ability to operate may be subject to the timely application of investment capital and risks in purchasing the company's stocks are that experienced by all listed company's and are subject to the vagrancys of the stock market. Our ability to maintain a steady increase in stock value may be compromised by these vagrancies. We are confident that our ability to maintain success in sales will translate to an enviable balance sheet and attract a stable stock, which should protect the stockholder from unwarranted fluctuations.


REWARDS

The rewards for the investor, stockholders and personnel involved with AUTOCARBON will be financial growth through steady increase in stock value. An association with an exciting area of the industry, Racing cars, high performance road cars and other varied vehicles. Involvement with the cutting edge of vehicle design and performance advanced production parts and the excitement of seeing your investment working for you.

Our WEB site will keep you up to date with all areas of the company and AUTOCARBON will make it worth your financial commitment. An Investor newsletter on the web will discuss the stock price and future opportunities as they arise.

If projections are met or exceeded we could see growth at end FY1 at $4m a growth to yr.2 at 6x FY 1 @ (600%) and FY#3 at (1,200%) from FY1. That would be the Reward! It is evident by the events in the market place that large auto manufacturers would be interested in acquiring AUTOCARBON and stock would then become BLUE CHIP. The company would actively pursue such an event, as it would give the shareholders added value and security and propel the company to the next level of volume. Assisted with the greater financial resources be able to really apply technology advances.

Plan of Action for AutoCarbon/Corporate ID

Written
1.     Define corporate mission statement
What is Auto Carbon as a company?
What are the goals and ambitions of this company?
Define who and what the company is

2.     Write mission statement
Write and review statement
Does the statement adequately reflect what the company is?

3.     Develop company slogan
Write slogan that references the company mission statement Review slogans with the potential audience Revise and review, finalize statement

Visual
1. Develop logo that reflects the company mission statement and slogan The logo reflects visually what the company is and does. The logo is visual metaphor for AutoCarbon Does the logo say "autocarbon?"

2. Visual Style guidelines
Company colors/logo colors
Palettes for the seasons/ reflected in all branding across product lines and packaging consistent look and feel for branding efforts for all media

3. Corporate branding guide
Offer to vendors and co-op advertisers to follow branding efforts we have established Provide CD with marketing materials Provide web guidelines and access to logo and slogans

Collateral Materials
Logo/slogan
Stationery package
Brochure
Website
Product literature leave-behinds
Signage/race car decals
Stickers
Shirts/other/specialty items

Pricing structure.

We expect to make a 100% profit on all tooling and services. Each OEM job will be priced individually and based on quantity, complexity and size.

Pricing of our BRANDED product will based on a RRP and levels of discount for wholesale (35%) distributor (45%). Our direct sales will reflect the RRP (recommended retail price)

We will have a uniform global pricing structure to eliminate gray marketing of our products.


OTHER SERVICES.

CONSULTING SERVICES
Rocket composites consulting services include education of the customer to the latest available technologies and materials that could be used in their product today. Our experience in all aspects of a product or part thereof allows us to guide you though concept, design, prototype, manufactured part, assembly methods and finishing techniques, training and quality /use control and monitoring. Filming of operation (digital record) for archives, training, testing and R & D.

R & D
Using our own facilities, customer or third party
Full service to produce a final product

DESIGN

Rocket Composites offers design engineering of concepts, applications of materials, CAD, FEA, prototyping, testing.

PRODUCTION

Production of parts, quality control, FMEA SPC, PPM analysis and part tracing if required to BS EN ISO 9002. Metered supply of parts, JIT, direct to line supply of sub assemblies. Electronic monitoring of customer's own production, training in assembly methods and quality control of supplied parts.

After market industry in the U.S. employs 3.7 million people per year.

Last years sales for after market parts totaled 155 billion dollars for the U.S. and are forecast to go beyond 160 billion this year.

Automotive after market 155.306 billion

Wheels and suspension accessories 28.163 billion

Lubricants and chemicals 5.912 billion

Service and repair 101.982 billion

Tires 19.249 billion

Heavy duty 58.000 billion

Paint 31.600 billion

Tools 7.400 billion

Trim after market 5.300 billion

The average cost of an alloy wheel in the market place for middle of the road quality is $695.00 to $1299.00 The top end alloy wheel market is $1350.00 to $2600.00 this is list pricing on lines



                                    BUSINESS

         We were incorporated in the State of Delaware on June 26, 2001.

Our Products and Services

The motor industry is going through a transitional phase with respect to the transfer from traditional steel construction to the ever-increasing inclusion of composites and plastics. The traditional materials were heavy and difficult to prepare for production, as well as requiring expensive tooling. Until now even composites have been difficult and expensive to manufacture, but with AUTOCARBONS ability to supply by association with Rocket composites' proprietary process and production capabilities, tooling is relatively inexpensive and quick to prepare for production.

Until now most car manufacturers have made body panels out of steel because the traditional processing of resins has restricted the applications of composites. Autocarbon is able to change all that and we are able to supply production line quantity and quality structural components. AUTOCARBON is years ahead with its technology and major car manufacturers are eager to take advantage of our abilities. This void in ability has created a large demand for after market products in composites with little or no supply. We aim to fulfill this demand.

As even stricter changes in environmental emission standards are mandated, fuel prices and safety standards rise. Designers will focus on reduction in weight, especially on unsprung weight, which can only be significantly altered by using composite structures. This reduces the weight, allows smaller engines (lower emissions) better fuel economy and greater performance. As hybrid and electric cars are introduced, weight reduction is a large factor due to the technology difficulties with batteries (heavy.) A lighter car gives longer range, carries more payload, accelerates faster and goes faster, stops quicker. Autocarbon will be targeting these basic issues with these companies and secure a new market. By leading in this area of composite technology we will become a major component supplier to the industry. The lack of competition and our lead in technology will provide the opportunity for AUTOCARBONS success.

The Market that we are initially targeting is in the automotive sector. The US market alone is in the region of $155 Billion and Europe is approx $120 Billion. The size of the market that we are selecting to penetrate first is the after market Wheel and suspension sector, this is $51 billion in size.

This market in alloy wheels, which exploded a few years ago initially, was driven by the requirement for improved performance allowed image conscious motorists to make a statement on their individuality. However the explosion in cheaper copies has diminished this market and made it commonplace. Composite products already associated with aerospace and motor racing offer the next opportunity for after market performance products. The main advantage is that the customer is ready and only waiting for it to be made available. What is true for wheels is also true for a limitless array of automotive components. Recently Lotus had to withdraw its latest supercar because it failed to excite the public and achieve the orders projected. This will become an increasing problem and Autocarbon can add that new level of technical excitement with its products. As technology and performance still dominate the supercar market. Carbon composites mean stronger, lighter, safer, faster.

Our branded product sold to the consumer will constitute approx 75% of sales; the balance of 25% will be OEM sales. We will have some sales with the marine and aerospace sectors, which are very profitable. Carbon wheels for aircraft are being investigated with current enquiries from Lear Jet and an after market supplier. The rewards for the successful supply of composite wheels to the commercial airline industry must be left to your imagination.

Within the automotive sector we will concentrate on a number of specific areas.

1) Exotic car dealers and after market suppliers to high-end sports car enthusiasts.
2) Racing shops and racing teams in numerous classes from Dragster to Saloon car racing.
3)       OEM component manufacturers
4)       OEM motorcar manufacturers.
5)       General Public via Web and media.
6)       Miscellaneous non-automotive customers.

With high profile marketing and sales initiatives we are confident that we will obtain excellent penetration into these markets. We are choosing to supply parts that are of a structural nature because other companies are unable to supply this type of part cost effectively, if at all.

Competition

Our competition is fortunately very light as this is a new industry, most of the companies that are involved in structural composites are aerospace and military and their processes are not geared to a cost effective model, nor high volume cosmetically perfect parts.

Traditionally processing high tech composites requires very expensive machinery and something only the aerospace industry could afford. The lowly Automotive field has only dabbled in wet lay up processes or prototyping vacuum bag technology for body panels. Autocarbon.com as far as we have been able to ascertain is the only company that possesses the ability and has experience of high volume, structural part, composite manufacture using Pre preg. Car companies are relying on some of the F1 teams facilities to help produce prototypes and concept cars. McLaren did this when they produced the McLaren F1 with a composite body.

Autocarbon has a very large lead in this field and is going to take advantage of this by targeting the areas that we can supply and others can not. Namely in structural parts. Obviously there is still the competition from all the companies making parts in traditional materials. In the wheel supplier market there are about 8 main suppliers of high-class products. At the top end of their range we are very competitive in price but far ahead in performance and appeal.

We are generally up against much cheaper raw material costs, as cast iron steel and aluminium. Complex alloys are close in raw material cost, but an advantage for us is the processing cost due to our systems and the superior technical performance over these materials. By first targeting the high end of the market, racing and performance sectors we have a captive market. In the composite sector Autocarbon has no equal. Environmental Matters

The Company is not aware of any environmental liability relating to its operations that would have a material adverse effect on the Company, its business, assets or results of operations.

Inflation

Inflation has not historically been a material effect on the Company's operations and is not expected to have a material impact on the Company or its operations in the future.



AGREEMENTS

The Company entered into an Agreement, dated July 18, 2001, giving Auocarbon.com, Inc. the right market and sell Carbon Fiber and other composite structures within the entire North American Continent, European Economic Community and the rest of the World markets.

Description of Property

The Company does not own any properties. Its current operations are located at 136-m Tenth Street, Ramona, CA

The Company believes that it has sufficient space for its current needs.



Legal Proceedings

We are not currently nor have ever been a party to any legal proceedings.



                                   MANAGEMENT

Directors and Executive Officers

The directors and officers of the Company are listed below with information about their respective backgrounds.

Name                 Age       Position
----                 ---       --------
James Miller                   CEO, President, Chairman

Kimberly Tate                  CFO, Secretary, Director

Seth Scally                    VP Sales and Director

Terry Hunt                     VP Sales and Marketing for Europe and Director

Ramero Pericon                 Director


James Miller, CEO, Chairman
James Miller was educated at Wycliffe College in England and went to study Engineering at University. After leaving University James worked as a deep-sea diver, builder, and motorcycle dispatch rider before working for Bayer Chemical in Germany. However this was not his passion and he returned to London to start his own business. He opened a factory to produce bakery equipment on a production line model and although a tenth of the size of the main producer, delivered 4 times their output before being bought out.

James then became involved in producing fiberglass kit cars but the market in the early eighties was not buoyant and he closed the operation down. He then bought one of the first composite sailing boats built for the OSTAR single handed transatlantic race and rebuilt it with new composites to make it lighter and stronger. This was tested in earnest in a round the world trip.

James was persuaded to join a start up public company in California, building composite Jet Ski type watercraft and parts for a new two-seater sports car. James was soon put in charge of the composites division and a wide variety of products were designed, built and tested. He did work for military, aerospace, marine and sports goods clients, but the company could not sustain itself after the stock market crash in 1987 and James found himself out of a job.

Seeing the potential and lack of ability within the composite industry James set up a facility in US to mass-produce composite parts. This took about two years in research and development of a proprietary process for pre preg composites. Then this was applied to the manufacture of many tens of thousands of high quality structural parts for the sports goods industry. Other parts were made for marine and automotive use. He built up close associations with major raw material suppliers and became their testing house for product. These associations saw secret development of racing car chassis and other parts. One associate built over 700 Formula car bodies and work was done for the leading US builder of CART and other racing cars. This venture saw rapid corporate growth from zero to 10 million in the first three years. The company bought out a number of other marketing firms that products were being built for and Brand names were developed and markets penetrated.

When the company's property lease ran out, the marketing companies were sold off and equipment was sent to Europe. Southern California, with its energy crisis and escalating electricity bills was not the environment to produce parts manufactured using electricity. Despite being the USA's biggest sports goods OEM manufacturer the excitement to continue after 7 years was wearing a bit thin with the prospect of reduced profits.

Being at the hub of vehicle design and innovation and with many contacts in the automotive sector, James saw that a change in product was required and set about R&D into structural automotive components, specifically wheels and suspension parts. After perfecting the design and after some careful market research it became very apparent that this direction was going to be very exciting and financially rewarding. When executives from major motor manufacturers are calling it is time to act. This was the start of AUTOCARBON as a marketing group and a team of knowledgeable and enthusiastic professionals was assembled to create, finance, market and operate the company. James Miller's technical ability, experience with high volume production, knowledge of a start-up public company and what it takes to make it succeed make him the ideal driver in this particular vehicle.

James Miller has a wide range of other interests, including sailing on large ocean racers, flying and a keen interest in racing cars and motorcycles. James raced on the track competitively for a number of years. He was married in 1984 and has two sons at school in England. He is well traveled and has bases in USA and the UK.

Kimberly Tate, CFO, Secretary and Director

John Burnham and Co.  San Diego, CA   3/15/00 present
Position: Corporate Accountant

Duties: Month end journal, daily cash, daily accounting, preparation of monthly financial statements, ESOP and 401K administration, Corporate budgeting, payroll, bank reconciliation, corporate allocations and reconciliation of all accounts.

Edge Snowboards, San Diego, and CA 1998-2000
Position: Operations manager, partner controller

Duties:  A/P,  A/R,  Invoicing,  GL,  journal  entries,  purchasing,  cash  flow
management,   reconciliation,   inventory  management,  collections,  budgeting,
payroll, quarterly reports, financial statements and employee management.

Stinger Wakeboards.  San Diego, CA  1996-2000
Position: CFO, Vice President.

Duties: All accounting, budgeting, design and manufacturing preparation, new account analysis, implementation of new computer systems, accounting and management software, international customer relations, management of all employees.



Terry Hunt, VP Sales and Marketing, EU

Terry Hunt began his career in the British army, which led finally to a posting in the SAS, the British Special Forces. After returning to civilian life he chose sales and marketing as his next career. This began in the marine industry organizing the sales department of an aggressive marine equipment supplier. He did extensive business with the USA and took the company's sales to unexpected levels.

Terry was tempted away from the marine business and set up and marketed sports goods and equipment throughout Europe, setting up a sales network and developing a web-based sales model. Innovative sales techniques were developed and Terry demonstrated that he could sell ice cream to the Eskimos!

AUTOCARBON is lucky to get Terry Hunt on the team with his multilingual abilities and knowledge of the European Economic Community, product distribution and the peculiar laws affecting all the different countries.

Terry was married in 1985 and has two children and lives in Suffolk, England. He is a keen sailor and is enthusiastic and excited by the prospect of organizing the AUTOCARBON sales and marketing efforts in Europe.


Seth Scally, VP Sales, USA

Mr. Scally has twenty one years of experience in the automotive marketplace, which has encompassed all the areas of the business, giving him a wide appreciation and understanding of the technology that Autocarbon is offering.

Seth started out doing a traditional apprenticeship on Rolls Royce motorcars and ended up running the company for three years. He then moved on and went to work for Jaguar and was involved in technical training for Range Rover.

After a few years Seth went on his own and opened a business converting Ferraris and Lamborghinis to meet emission and US specifications. In 1989 he was head-hunted and went to work in North Carolina for a racing company. He was placed in charge of the 289 and 427 Cobras and Ferrari project cars. He was responsible for the design and build of the Ferrari 512 Boxer twin turbo, which broke the streetcar speed record at Daytona. He then accepted a position with the Mazda factory racing team in charge of chassis and suspension development.

Seth moved back to San Diego in the mid 90's and started his own business once more, building supercharger and turbo kits for after-market sales. He provided technical and market consulting for companies building after-market performance products and specialized in after-market products for Mazda rotary engines and road holding equipment. He frequently consulted for Shelby and other companies regarding the placement of after market products and sales strategy.

In 2000 Seth Scally was approached by Autocarbon CEO James Miller after hearing of his expertise and accepted the challenge to organize the sales and placement of after-market performance products into the marketplace. Seth is very enthusiastic and has an enormous circle of friends and contacts across the USA and is the perfect person for the job.

Ramiro Pericon

During the past 10 years Mr. Pericon has served as a Business Consultant, providing financial and administrative services to start-ups, middle market companies and companies in transition. As well, Mr. Pericon has established an organization to coordinate with various Companies with a view to initiating and implementing programs that have significant social and economic benefit to certain "developing" countries. Principal achievements are:

1999 to Present

Coordinated the establishment of offices in Thailand, Korea, China and Australia to target certain noteworthy charitable projects to receive support over the next 10 years.

1999

Established   organization  for  the  coordination  of  programs  and  projects, worldwide that would have significant impact on social and economic levels to "developing countries"

1998 to 1999

Began consulting practice to provide financial and administrative services to small and medium sized companies. Developed extensive experience in private sector financing, business development, media relations, contract negotiations and Mergers and Acquisitions.

1995 to 1998

Began career in investment management at VTR Capital Group. After achieving licensing requirements, went on to serve as Senior Vice President and develop his portfolio management expertise by counseling large individual and institutional accounts.


Executive Compensation

The officers and directors of Autocarbon.com, Inc. will be reimbursed only for documented out-of-pocket expenses and petty cash.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected annually by the Board of Directors to hold office until the first meeting of stockholders and until their successors are chosen and qualified.


Employment Agreement

As of the date of this prospectus, we have not entered into any written employment agreements.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As part of the founders of the Company, shares were issued to Presco, Inc., Romiro Pericone, also a Director, Tammy Liggett, Judy Grossman as a consultant and Michael S. Krome for legal and other services.


                             PRINCIPAL STOCKHOLDERS

The following table describes, as of the date of this prospectus, the beneficial ownership of our Common Stock by persons known to us to own more than 5% of such stock and the ownership of Common Stock by our directors, and by all officers and directors as a group.

                                     Number of Shares Beneficially
                                     Owned (1)    Owned                Percentage of
Identity of Stockholder or Group                  With Warrants (1)    Shares Owned (2)
--------------------------------    ----------    ------------         -------------
James Miller (3) (4)                   227,500         602,500               4.7
Seth Scally (3)                        175,000         550,000               4.3
Kimberly Tate      (3)                  70,000                                .5
Terry Hunt (3)                          70,000                                .5
Chequered Square C Ltd. (4)          2,800,000       3,175,000              24.9
Presco, Inc.                         2,750,000       3,125,000              24.5
Ramiro Pericon                         250,000                               2.0
Tammy Liggett                        2,000,000       2,375,000              18.6
Judy Grossman                          750,000       1,125,000               8.8
Michael S. Krome                       750,000       1,125,000               8.8

All Officer and Directors as a
Group (10 persons)                   9,842,500      11,342,500              91.8%


(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.
(2)      Assumes exercise of all warrants held by the warrant holders.
(3)      Director of the Company.
(4) For the purposes of control, James Miller is a control person of Chequered Square C Ltd.


                       OFFERING BY SELLING SECURITYHOLDERS

         The following tables set forth certain information concerning each of the selling securityholders. The shares are being registered to permit the selling securityholders and their transferees or other successors in interest to offer the shares from time to time

         Selling securityholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.


         None of the Selling Shareholders are broker-dealers or affiliates of broker-dealers.



SELLING SHAREHOLDER                 NUMBER OF SHARES   % of          NUMBER OF SHARES        % OF
                                    OWNED PRIOR TO     OWNERSHIP     OWNED AFTER EXERCISE    OWNERSHIP
                                    OFFERING                         OF WARRANTS (1)         AFTER EXERCISE (2)
------------------------------      ----------------   ---------     --------------------    ------------------

Scott Michelli and Sarah Michelli,       6,000           *                12,000                      *
Arion Polkinhorne                        1,200           *                 2,400                      *
Cyndee Fenlon and Daniel Fenlon          1,000           *                 2,000                      *
Barbara Milliman and Mark DeVault        2,000           *                 4,000                      *
John M. Richards, Jr. and
Mary Lynn J. Richard                     9,000           *                18,000                      *
John P. Burton                          10,000           *                20,000                      *
Stephen J. Klingenhofer                  3,500           *                 7,000                      *
Wayne T. Kingenhofer                     4,000           *                 8,000                      *
W&S Electric, Inc.                      10,000           *                20,000                      *
Michael L. Moon                         20,000           *                40,000                      *
Michael K. Leach                         2,000           *                 4,000                      *
Michael Critelli                         1,000           *                 2,000                      *
Ronald Krome (3)                         1,000           *                 2,000                      *
Patricia Petrone                         1,000           *                 2,000                      *
Joyce Taylor                             1,000           *                 2,000                      *
Craig A. Roth                            4,000           *                 8,000                      *
Gene F. Fish                            10,000           *                20,000                      *
Capt. Stephen Mann                       8,000           *                16,000                      *
Larry W. Wilmers                         1,500           *                 3,000                      *
Sandra C. Keller                         4,000           *                 8,000                      *
Presco, Inc.                           250,000         27.3(4)(6)        250,000                    24.5(4)(8)
Tammy Loggett                          250,000          9.8(4)(7)        250,000                    18.6(4)(8)
Judy Grossman                          750,000          7.4            1,125,000                     8.8(5)(8)
Michael S. Krome                       750,000          7.4            1,125,000                     8.8(5)(8)
                                    ----------                      ------------
         Totals:                     2,102,200                         3,056,660


         (*)      less than 1& of the issued and outstanding shares
(1)      Assumes all warrants were exercised.
(2)      Assumes exercise of all warrants.
(3) Mr. Krome is the brother of Michael S. Krome. Each disclaims any beneficial ownership of the shares owned by the other.
(4) Percentage is based upon total ownership and not the amount included in this registration statement.
(5) Assumes all shares of common stock offered in this prospectus are sold and no other shares of common stock are sold during the offering period.
(6) Total holdings consist of 2,750,000 shares of which 250,000 are included in this Registration Statement, the balance of 2,500,000 are restricted securities.
(7) Total holdings consist of 2,000,000 shares of which 250,000 are included in this Registration Statement, the balance of 1,750,000 are restricted securities.
(8) Includes and assumes exercise of warrants for an additional 375,000 shares of Common Stock not included in this registration statement.
(9) Includes and assumes exercise of warrants for an additional 375,000 shares of Common Stock, included in this registration statement


Shares Eligible For Future Sale

         As of the date of the filing Autocarbon.com, Inc. has 10,102,200 outstanding shares of Common Stock, not including 2,727,200 of Common Stock issuable upon exercise of the Warrants. Out of the 10,102,200 shares outstanding 2,102,200 and 954,400 shares underlying certain warrants are being registered with this offering. The remaining 8,000,000 shares of common stock, and 1,875,000 shares underlying the remaining warrants which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. In addition, certain holders of the Restricted Shares are entitled to certain registration rights. See "Registration Rights."

         In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

         (i)      One percent of the outstanding shares of Common Stock; or
         (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

         Sales  under  Rule 144 are  also  subject  to  certain  manner  of sale provisions and notice requirements and to the availability of current public information about Autocarbon.com, Inc. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Autocarbon.com, Inc. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."


                            DESCRIPTION OF SECURITIES

         The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

                                     General

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share.

                                  Common Stock

         The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

                                    Warrants

         Each Warrant is exercisable at any time from its initial issue date until July 31, 2003 (the "Expiration Date"), to purchase one share of Autocarbon.com's Common Stock, $.0001 par value, at $0.25 per share.

         The Warrants may be exercised upon surrender of the Warrant on or prior to the expiration date to Autocarbon.com, Inc. at its principal office or at the office of the Warrant Agent appointed by Autocarbon.com, Inc. in accordance with the terms of the Warrant, with the subscription form attached thereto completed and executed as indicated, accompanied by full payment of the exercise price (in cash or by certified check or official bank check payable to the order of Autocarbon.com, Inc.) for the number of Warrants being exercised. The Warrant Holders do not have the right or privileges of holders of Common Stock.

         Autocarbon.com, Inc. shall have the option to "call" all the Warrants presently outstanding and included in the Units (the "Warrant Call"). Autocarbon.com, Inc. may exercise the Warrant Call by giving to each Warrant Holder a written notice of call (the "Call Notice" during the period in which the Warrant may be exercised. The Warrant Holders shall exercise their Warrant rights and purchase the Warrant Shares and pay for the Warrant Shares within fourteen business days of the date of the Call Notice. Thereafter, the Warrants will no longer be exercisable.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o    ordinary brokers transactions, which may include long or short sales,

o transactions involving cross or block trades on any securities or market where our common stock is trading,

o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

o "at the market" to or through market makers or into an existing market for the common stock,

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

o    any combination of the foregoing, or by any other legally available means.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.

         We will not receive any proceeds from the sale of 3,056,600 common shares pursuant to this prospectus. We may, however, receive up to $238,600.00 in proceeds from the exercise by certain selling stockholders of warrants to purchase up to an aggregate of 954,400 shares of our common stock. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

         We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

         The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

                                LEGAL PROCEEDINGS

         Autocarbon.com, Inc. is not subject to any legal proceedings.


       CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.


DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

         Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

                           The Board of Directors  approved the  transaction  in
                  which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
                           Upon consummation of the transaction that resulted in
                  the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
                           on  or   subsequent   to  such   date  the   business
                  combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

         A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.


                       WHERE YOU CAN FIND MORE INFORMATION

         Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued and issuable upon exercise of warrants to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

The Transfer Agent and Registrar for the common stock is Florida Atlantic Stock Transfer, 7310 Nob Hill Road, Tamarac, Florida 33321.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Autocarbon.com, Inc. except for Michael S. Krome, P.C., attorney for Autocarbon.com, Inc., who received Common Stock and Warrants as his legal fees, as detailed in this registration statement. Further, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Autocarbon.com, Inc.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, P.C., 8 Teak Court, Lake Grove, New York 11755


                                     EXPERTS

         Our audited financial statements as of June 30, 2001 have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of Aaron Stein, CPA, independent certified public accountant, upon his authority as expert in accounting and auditing. Aaron Stein, CPA's report on the financial statements can be found at the end of this prospectus and in the registration statement.

--------------------------------------------------------------------------------

                              AUTOCARBON.COM, INC.

                                    3,056,600

                                     Shares

                                  Common Stock


                                   PROSPECTUS


You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2001, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.








                               ____________, 2001

--------------------------------------------------------------------------------

                              AUTOCARBON.COM, INC.
                          (A Development Stage Company)

                                     AUDITED
                              FINANCIAL STATEMENTS


                          For The Period June 26, 2001
                      (Date of Inception) to July 31, 2001

AUTOCARBON.COM, INC.



TABLE OF CONTENTS



                                                                     Page

 REPORT OF INDEPENDENT ACCOUNTANT                                     F-1


FINANCIAL STATEMENTS

         Balance Sheet as of July 31, 2001                            F-2
         Statement of Operations for the period
              June 26, 2001 (inception) to July 31, 2001              F-3
         Statement of Stockholders' Equity for the period
              June 26, 2001 (inception) to July 31, 2001              F-4
         Statement of Cash Flows for the period
              June 26, 1999 (inception) to July 31, 2001              F-5
         Notes to Financial Statements                             F-6 - F-7

   Aaron Stein
CERTIFIED PUBLIC ACCOUNT
                                                        981 ALLEN LANE
                                                         P.O. BOX 406
                                                      WOODMERE, NY 11598
                                                         516-569-0520




To the Board of Directors and Stockholders'
     Autocarbon.com, Inc.


I have audited the accompanying balance sheet of Autocarbon.com, Inc. (a development stage company) as of July 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the period from June 26, 2001 (date of inception) to July 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Autocarbon.com, Inc. (a development stage company) as of June 31, 2001 and the results of its operations and its cash flows for the period from June 26, 2001 (date of inception) to July 31, 2001 in conformity with generally accepted accounting principles.





Aaron Stein
Woodmere, New York
August 7, 2001

AUTOCARBON.COM, INC.
(A Development Stage Company)
BALANCE SHEET
JULY 31, 2001




ASSETS



CURRENT ASSETS
        Cash and cash equivalents                               $ 15,200
                                                                --------

              Total current assets                              $ 15,200
                                                                ========




LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES                                             $   --





STOCKHOLDERS' EQUITY
        Common stock, $.0001 par value,
        100,000,000 shares authorized,
         10,064,200 issued and outstanding                      $  1,006

        Additional  paid-in capital                               41,944


        Deficit accumulated during the development stage         (27,750)
                                                                --------

              Total stockholders' equity                          15,200
                                                                --------

                                                                $ 15,200
                                                                ========


                 See accompanying notes to financial statements

AUTOCARBON.COM, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 26, 2001  (DATE OF INCEPTION)
TO JULY 31, 2001






REVENUES                                               $       --


GENERAL AND ADMINISTRATIVE EXPENSES                          27,750
                                                       ------------


LOSS BEFORE PROVISION FOR
        INCOME TAXES                                        (27,750)


INCOME TAX EXPENSE                                             --
                                                       ------------


NET LOSS                                               $    (27,750)
                                                       ============


LOSS PER SHARE
        Basic                                                   nil


AVERAGE NUMBER OF COMMON SHARES OUTSTANDING              10,064,200









                 See accompanying notes to financial statements


AUTOCARBON.COM,INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY



                                                                      Accumulated
                                                                        Deficit
                                     Common Stock        Additional   During the
                               -----------------------     Paid-In    Development
                                 Shares       Amount       Capital       Stage         Total
                               ----------   ----------   ----------   ----------    ----------


Subscription to common stock
        at par value            8,500,000   $      850   $     --     $     --      $      850

Issuance of common stock -
        private placement          64,200            6       32,094         --          32,100

Issuance of common stock        1,500,000          150        9,850         --          10,000

Net loss                             --           --           --        (27,750)      (27,750)
                               ----------   ----------   ----------   ----------    ----------

Balance at July 31, 2001       10,064,200   $    1,006   $   41,944   $  (27,750)   $   15,200
                               ==========   ==========   ==========   ==========    ==========








                 See accompanying notes to financial statements

AUTOCARBON.COM, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 26, 2001  (DATE OF INCEPTION)
TO JULY 31, 2001








Cash flows from operating activities:

        Net loss                                            $(27,750)

        Adjustments to reconcile net loss to cash
              used in operating activities                      --
                                                            --------

              Net cash used in operating activities          (27,750)

Cash flows from financing activities:

        Proceeds from issuance of common stock                42,950
                                                            --------

Net increase in cash                                          15,200

Cash at beginning of period                                     --
                                                            --------

Cash at end of period                                       $ 15,200
                                                            ========








                 See accompanying notes to financial statements

                              AUTOCARBON.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JULY 31, 2001
                                  -------------


Note 1:  Organization, Business and Significant Accounting Policies
         ----------------------------------------------------------

         Organization

         Autocarbon.com, Inc. (the "Company") was incorporated on June 26, 2001 under the laws of the State of Delaware. The "Founders" in total were issued 8,500,000 shares of common stock at par value. Some of the "Founders" were also issued warrants to acquire a total of 1,500,000 additional shares of stock at a value of $0.25.

         Business

         The Company has entered into a five-year distribution agreement with Rocket Composites Ltd. (Rocket) to market and sell carbon fiber and other composite products manufactured by Rocket. The Companies initial focus will be on marketing and selling after-market carbon composite automotive parts through developing an e commerce based Internet portal.

         Significant accounting policies

         Use of Estimates in Financial Statements - Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

         Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, as cash and equivalents in the accompanying balance sheet.

         Income Taxes - The provision for income taxes are computed based on the pretax loss included in the Statement of Operations. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

         Earnings per Common Share - Basic earnings per share are computed using the weighted average number of shares outstanding during the year. Basic earnings per share also exclude any dilutive effects of options, warrants and convertible securities. Diluted net loss per share does not include options, warrants or convertible securities, as they would be anti-dilutive.

                              AUTOCARBON.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JULY 31, 2001
                                  -------------


Note 2:  Stockholders' Equity
         --------------------

         The Company has offered for sale 2,000,000 Units at a value of $0.50 per Unit consisting of one share of common stock and one warrant to purchase one additional share of common stock at a value of $0.25 in a "private placement" pursuant to Regulation D, Rule 506 of the Securities Act of 1933. Additionally, $10,000 of legal and consulting services were paid for with the issuance of 1,500,000 shares of common stock and warrants to acquire an additional 750,000 shares of common stock at a value of $0.25 The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
   Commission registration fee              $    761.00
Legal fees and expenses (1)                 $  7,500.00
Accounting fees and expenses                $  5,000.00
Miscellaneous (1)                           $ 15,000.00
Total                                       $ 28,261.00
-------------------------------

(1) Estimated.


Item 26. Recent Sales of Unregistered Securities.

     Private Placements:

During the period from August 1, 1999 to August 31, 1999, Autocarbon.com, Inc. raised a total of $50,000, pursuant to a private placement.

         Autocarbon.com, Inc. relied upon Section 4(2) of the Act and Rule 506 of Regulation D for these transactions regarding the issuance of its unregistered securities. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding "accredited investors"), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to Rule 144 limitation on resale and (vi) each of the parties is a sophisticated purchaser and had full access to the information on Autocarbon.com, Inc. necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

         Neither  the  offer  nor  the  sale  of  any  of  the   securities  was
accomplished by the publication of any advertisement. Each investor received copies of disclosure documents.

Item 27. Exhibits and Financial Statement Schedules.

(a)      Exhibits:

     The following exhibits are filed as part of this registration statement:

         Exhibit     Description
         -------     -----------
         3.1 (1)     Articles of Incorporation of Autocarbon.com, Inc.
         3.2 (1)     By-laws of Autocarbon.com, Inc.
         5.1 (1)     Opinion of Michael S. Krome, P.C.
         10.1 (1)    Form of Subscription Agreement
         10.2 (1)    Form of Common Stock Purchase Warrant
         23.1 (3)    Consent of Aaron Stein, CPA, Independent Auditor
         23.2 (2)    Consent of Michael S. Krome, P.C. (included in Exhibit 5.1)

-----------------

(1)      Filed herewith

Item 28. Undertakings.

(A)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)      Undertaking Required by Regulation S-B, Item 512(e).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)      Undertaking Required by Regulation S-B, Item 512(f)

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramona, State of California, on the 10th day of August, 2001.

                                AUTOCARBON.COM, Inc.

                                By: /s/  James Miller
                                ------------------------
                                Chief Executive Officer, President and Director

                                POWER OF ATTORNEY

The undersigned directors and officers of Autocarbon.com, Inc. hereby constitute and appoint James Miller and Kimberly Tate and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                         Date
---------                               -----                         ----

/s/ James Miller               President and Director           August 10, 2001
-----------------------
James Miller

/s/ Kimberly Tate              Secretary and Director           August 10, 2001
-----------------------
Kimberly Tate

/s/ Seth Scally                        Director                 August 10, 2001
-----------------------
Seth Scally

/s/ Terry Hunt                         Director                 August 10, 2001
-----------------------
Terry Hunt

/s/ Ramiro Pericon                     Director                 August 10, 2001
-----------------------
Ramir Pericon